Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of the 27th day of September, 2017 by and between Rite Aid Corporation, a Delaware corporation (the “Company”) and Kermit Crawford (“Executive”).

WHEREAS, the Company desires to hire and employ Executive and Executive desires to provide the Company with Executive’s services subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive (individually a “Party” and together the “Parties”), intending to be legally bound, agree as follows:

1.                                      Term of Employment.

The term of Executive’s employment under this Agreement shall commence on October 2, 2017 (the “Effective Date”) and, unless earlier terminated pursuant to Section 5 below, shall continue for a period ending on the date that is three (3) years following the Effective Date (the “Original Term of Employment”).  The Original Term of Employment shall be automatically renewed for successive one (1) year terms (the “Renewal Terms”) unless at least one hundred twenty (120) days prior to the expiration of the Original Term of Employment or any Renewal Term, either Party notifies the other Party in writing that Executive or it is electing to terminate this Agreement at the expiration of the then current Term of Employment.  “Term” shall mean the Original Term of Employment and all Renewal Terms.  For purposes of this Agreement, except as otherwise provided herein, the phrases “year during the Term” or similar language shall refer to each twelve (12) month period commencing on the Effective Date or applicable anniversaries thereof.

2.                                      Position and Duties.

2.1                               Generally.  During the Term, Executive shall serve as the President & Chief Operating Officer and shall have such officer level duties, responsibilities and authority as are customary for a President and Chief Operating Officer and shall have such other officer level duties, responsibilities and authorities as shall be assigned by the Company from time to time consistent with such position.  Executive shall devote Executive’s full working time, attention, knowledge and skills faithfully and to the best of Executive’s ability, to the duties and responsibilities assigned by the Company in furtherance of the business affairs and activities of the Company and its subsidiaries, affiliates and strategic partners.  Executive shall report to the Company’s Chief Executive Officer.  Contemporaneously with termination of Executive’s employment for any reason, Executive shall automatically resign from all offices and positions Executive holds with the Company or any subsidiary without any further action on the part of Executive or the Company.

2.2                               Other Activities.  Anything herein to the contrary notwithstanding, nothing in this Agreement shall preclude the Executive from engaging in the following activities:  (i) serving on the board of directors of a reasonable number of other corporations (in no event less than one) or the boards of a reasonable number of trade associations and/or charitable organizations, subject to the Company’s approval, which shall not be unreasonably withheld, (ii) engaging in charitable activities and community affairs, and (iii) managing Executive’s personal investments and affairs, provided that Executive’s activities pursuant to clauses (i), (ii) or (iii) do not violate Sections 6 or 7 below or materially interfere with the proper performance of Executive’s duties and responsibilities under this Agreement.  Executive shall at all times be subject to, observe and carry out such rules, regulations, policies, directions, and restrictions as the Company may from time to time establish for officers of the Company or employees generally.  Notwithstanding the foregoing, the Company acknowledges Executive currently serves on the board of directors of two public companies.  Executive shall be permitted to continue his service on both boards but shall work towards reducing his service to one public company board.

3.                                      Compensation.

3.1                               Base Salary.  During the Term, as compensation for Executive’s services hereunder, Executive shall receive a salary at no less than the annualized rate of $1 Million Dollars ($1,000,000) per year (“Base Salary” as may be increased from time to time), which shall be paid in accordance with the Company’s normal payroll practices and procedures, less such deductions or offsets required by applicable law or otherwise authorized by Executive.

3.2                               Annual Performance Bonus.  The Executive shall participate each fiscal year during the Term in the Company’s annual bonus plan as adopted and approved by the Company’s Board of Directors (the “Board”) or the Compensation Committee of the Board (the “Compensation Committee”) from time to time.  For the fiscal year ongoing as of the Effective Date (“FY 18”), Executive’s annual bonus opportunity pursuant to such plan shall equal one hundred seventy-five percent (175%) (the “Annual Target Bonus”) of the Base Salary and for each subsequent year, equal to the bonus opportunity as established by the Compensation Committee of the Board but no less than one hundred seventy-five percent (175%) of the Base Salary.  For FY18 Executive will receive an Annual Performance Bonus of no less than the pro-rata portion of an Annual Target Bonus.  Payment of any bonus earned shall be made in accordance with the terms of the Company’s annual bonus plan as in effect for the year for which the bonus is earned.

3.3                               Equity Awards.  Executive will be eligible to participate during the Term in the Company’s Long Term Incentive Plan (“LTIP”).  Executive’s long term incentive factor will be based upon four hundred twenty five percent (425%) of Executive’s Base Salary.  Therefore, on each regular grant date occurring during the Term, Executive will be granted awards under the Company’s 2014 Omnibus Equity Plan or any successor plan thereto (the “Equity Plan”), a copy of which Equity Plan has been filed as Exhibit 10.1 to the Company’s current report on Form 8-K filed with the Securities and Exchange Commission on June 23, 2014, pursuant to the LTIP valued at four hundred twenty five percent (425%)

of Base Salary calculated in a manner consistent with and containing the same terms and conditions as other senior executives.

3.4                                                           Inducement Awards.                             Executive to receive inducement awards to be granted on the Effective Date of two million dollars ($2,000,000) of Restricted Stock Units that vest 1/3 annually on the anniversary date of the grant over a period of three years; one million (1,000,000) nonqualified stock options to purchase shares of Rite Aid Corporation common stock with an exercise price equal to the market price on the date of grant which vest ¼ annually on the anniversary date of the grant over a period of four years; and one million dollars ($1,000,000) payable net of tax withholding within the first week of the Effective Date subject to pro-rata repayment to the Company by Executive, during the thirty-six (36) month period of time beginning the Effective Date of this Agreement, should Executive be terminated for Cause or should Executive resign without Good Reason.

4.                                      Additional Benefits.

4.1                               Employee Benefits.  During the Term, Executive shall be eligible to participate in the employee benefit plans (including, but not limited to medical, dental and life insurance plans, short-term and long-term disability coverage, the Supplemental Executive Retirement Plan and 401(k) plans in which management employees of the Company are generally eligible to participate, subject to satisfaction of any eligibility requirements and the other generally applicable terms of such plans.  Nothing in this Agreement shall prevent the Company from amending or terminating any employee benefit plans of the Company from time to time as the Company deems appropriate.

4.2                               Expenses.  During the Term, the Company shall reimburse Executive for any expenses reasonably incurred by Executive in furtherance of Executive’s duties hereunder, including without limitation, travel, meals and accommodations, upon submission of vouchers or receipts and in compliance with such rules and policies relating thereto as the Company may from time to time adopt or as may be required in order to permit such payments to be taken as proper deductions by the Company or any subsidiary under the Internal Revenue Code of 1986, as amended, and the rules and regulations adopted pursuant thereto now or hereafter in effect (the “Code”).  The provisions of Section 14(b) shall apply to all reimbursements made under this Section 4.2.

4.3                               Vacation.  Executive shall be entitled to four (4) weeks paid vacation during each year of the Term.

4.4                               Automobile Allowance.  During the Term, the Company shall provide Executive with an automobile allowance of $1,000.00 per month.

4.5                               Annual Legal and Financial Planning Allowance.  During the Term, the Company shall provide Executive with a legal and financial planning allowance in the amount of $10,000.00.  During the first year of the original Term, the Company shall provide Executive with a legal and financial planning allowance of $20,000.00 to include legal services for review of the initial employment agreement. The provisions of Section 14(b) shall apply to any payments or reimbursements made under this Section 4.5.

4.6                               Relocation.  Executive shall be eligible for a payment of up to a maximum of ninety thousand dollars ($90,000.00), to assist with relocation and living expenses.

4.7                               Indemnification.  The Company shall (a) indemnify and hold Executive harmless, to the full extent permitted under applicable law, for, from and against any and all losses, claims, costs, expenses, damages, liabilities or actions (including security holder actions, in respect thereof) relating to or arising out of the Executive’s employment with and service as an officer of the Company, and (b) pay all reasonable costs, expenses and attorney’s fees incurred by Executive in connection with or relating to the defense of any such loss, claim, cost, expense, damage, liability or action, subject to Executive’s undertaking to repay in the event it is ultimately determined that Executive is not entitled to be indemnified by the Company.  Following termination (except for termination by the Company for Cause) of the Executive’s employment or service with the Company or any subsidiaries of the Company, the Company shall cause any director and officer liability insurance policies applicable to the Executive prior to such termination to remain in effect for six (6) years following the date of termination of employment. The provisions of Section 14(b) shall apply to any payments or reimbursements made under this Section 4.7.

5.                                      Termination.

5.1                               Termination of Executive’s Employment by the Company for Cause.

The Company may terminate Executive’s employment hereunder for Cause (as defined below).  Such termination shall be effected by written notice thereof delivered by the Company to Executive, indicating in reasonable detail the facts and circumstances alleged to provide a basis for such termination, and shall be effective as of the date of such notice in accordance with Section 12 hereof.  “Cause shall mean:  (i) Executive’s gross negligence or willful misconduct in the performance of the duties or responsibilities of Executive’s position with the Company or any subsidiary, or failure to timely carry out any lawful directive of the Company; (ii) Executive’s misappropriation of any funds or property of the Company or any subsidiary; (iii) the conduct by Executive which is a material violation of this Agreement or Company Policy or which materially interferes with the Executive’s ability to perform Executive’s duties; (iv) the commission by Executive of an act of fraud or dishonesty toward the Company or any subsidiary; (v) Executive’s willful misconduct or gross negligence which damages or injures the Company or the Company’s reputation; (vi) Executive is convicted of or pleads guilty to a misdemeanor involving moral turpitude or any felony; or (vii) the use or imparting by Executive of any confidential or proprietary information of the Company or any subsidiary.  Notwithstanding the foregoing, with respect to (i) and (iii), no act or failure to act shall constitute Cause unless Executive first receives written notice from the Company detailing the specific conduct that constitutes Cause, and Executive is provided thirty (3) days to cure the event or circumstances giving rise to Cause

5.2                               Compensation upon Termination by the Company for Cause or by Executive without Good Reason.  In the event of Executive’s termination of employment (i) by the Company for Cause or (ii) by Executive voluntarily without Good Reason:

(a)                                 Executive shall be entitled to receive (i) all amounts of accrued but unpaid Base Salary through the effective date of such termination, (ii) reimbursement for reasonable and necessary expenses incurred by Executive through the date of notice of such termination, to the extent otherwise provided under Section 4.2 above, and (iii) all other vested payments and benefits to which Executive may otherwise be entitled pursuant to the terms of the applicable benefit plan or arrangement through the effective date of such termination {(i), (ii) and (iii), (the “Accrued Benefits”)}.  All other rights of Executive (and, except as provided in Section 5.6 below, all obligations of the Company) hereunder or otherwise in connection with Executive’s employment with the Company shall terminate effective as of the date of such termination of employment and Executive shall not be entitled to any payments or benefits not specifically described in this subsection (a) or (b) below.

(b)                                 Any portion of any restricted stock or any other equity incentive awards as to which the restrictions have not lapsed or as to which any other conditions shall not have been satisfied prior to the date of termination shall be forfeited as of such date and any portion of Executive’s stock options that have vested and become exercisable prior to the date of termination shall remain exercisable for a period of ninety (90) days following the date of termination of employment (or, such later date as may be permitted by the relevant stock option or equity plan, or, if earlier, until the expiration of the respective terms of the options), whereupon all such options shall terminate; provided, however, in the event of termination of Executive by the Company for Cause, any stock options that have not been exercised prior to the date of termination shall immediately terminate as of such date.

Any termination of Executive’s employment by Executive voluntarily without Good Reason shall be effective upon a thirty (30) day notice to the Company or such earlier date as the Company determines in its discretion and designates in writing.  A termination of Executive’s employment by the Company for Cause or by the Executive other than for Good Reason shall not constitute a breach of this Agreement.

5.3                               Compensation upon Termination of Executive’s Employment by the Company Other Than for Cause or by Executive for Good Reason.  Executive’s employment hereunder may be terminated by the Company other than for Cause or by Executive for Good Reason.  In the event that Executive’s employment hereunder is terminated by the Company other than for Cause or by Executive for Good Reason:

(a)                                  Executive shall be entitled to receive (i) the Accrued Benefits, (ii) an amount equal to two (2) times the sum of Executive’s then Base Salary plus Annual Target Bonus as of the date of termination of employment, such amount payable in equal installments pursuant to the Company’s standard payroll procedures for management employees over a period of two (2) years following the date that the release of claims (referred to below) becomes irrevocable (provided, if as of the date of termination the release of claims could become irrevocable in either of two taxable years of Executive, payments will not commence before the first day of the later such taxable year), and (iii) with respect to health insurance coverage, the cost of COBRA benefits (and equivalent benefits which shall be provided by the Company following expiration of any COBRA continuation period) to

Executive and his immediate family for a period of two (2) years following the date of termination of employment.

(b)                                  The Executive’s stock option awards held by Executive shall vest and become immediately exercisable and the restrictions with respect to any awards of non-performance based restricted stock (“Restricted Stock”) shall lapse, in each case to the extent such options would otherwise have become vested and exercisable (or such restrictions would have lapsed) had Executive remained in the employ of the Company for a period of two (2) years following the date of termination.  Such portion of Executive’s stock options (together with any portion of Executive’s stock options that have vested and become exercisable prior to the date of termination) shall remain exercisable for a period of ninety (90) days following the date of termination of employment (or, such later date as may be permitted by the relevant stock option or equity plan, or, if earlier, until the expiration of the respective terms of the options), whereupon all such options shall terminate.  Any remaining portion of Executive’s stock options that have not vested (or deemed to have vested) as of the date of termination shall terminate as of such date; and all shares of Restricted Stock as to which the restrictions shall not have lapsed as of the date of termination shall be forfeited as of such date.

(c)                                   If a termination pursuant to Section 5.3 of the Agreement occurs following the start of the Company’s fiscal year, Executive shall also be entitled to receive, to the extent not previously paid (which shall be paid at the same time paid to other eligible participants in the bonus plan but no later than 75 days following the end of the calendar year in which the date of termination occurs) Executive’s Annual Target Bonus amount by the fraction (x) the numerator of which is the number of days between the beginning of the then current fiscal year of the Company and the date of termination of employment and (y) the denominator of which is 365.  Executive shall also receive any unpaid annual bonus earned for any completed fiscal year preceding the date of termination.

(d)                                  All other rights of Executive (and, except as provided in Section 5.6 below, all obligations of the Company) hereunder or otherwise in connection with Executive’s employment with the Company shall terminate effective as of the date of such termination of employment and Executive shall not be entitled to any payments or benefits not specifically described in 5.3(a) through (c).

Any termination of employment pursuant to this Section 5.3 shall be effective upon a thirty (30) day notice thereof or the Company may elect in its sole discretion to reduce or eliminate the notice period and pay the Executive’s Base Salary for some or all of the notice period in lieu of notice.  A termination of Executive’s employment by the Company other than for Cause or by the Executive for Good Reason shall not constitute a breach of this Agreement.  To be eligible for the payment, benefits and stock rights described in Section 5.3(a)(ii) and (iii), (b) and (c) above, Executive must execute, not revoke, and abide by a release (which shall be substantially in the form attached hereto as Appendix A) of all other claims, cooperate with the Company in the event of litigation and fully comply with Executive’s obligations under Sections 6 and 7 below.

5.4                                  Definition of Good Reason.  For purposes of this Agreement, “Good Reason” shall mean the occurrence of any one of the following:

(a)                                the assignment to Executive of any duties or responsibilities materially inconsistent with Executive’s status and position as a President and Chief Operating Officer of the Company or any material adverse change in Executive’s title or reporting relationships; or

(b)                                any decrease in Executive’s then Base Salary to which Executive has not agreed to in writing; or

(c)                                  a material breach by the Company of this Agreement; or

(d)                                 notification to Executive by the Company that it has elected to terminate the Agreement at the expiration of the then current Term;

provided, however, that the Executive has provided written notice (which shall set forth in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provisions of this Agreement on which Executive relies) to the Company of the existence of any condition described in any one of the subparagraphs (a), (b), (c) or (d) within thirty (30) days of the initial existence of such condition, and the Company has not cured the condition within thirty (30) days of the receipt of such notice.  Any termination of employment by the Executive for Good Reason pursuant to Section 5.3 must occur no later than the date that is the three (3) month anniversary of the initial existence of the condition giving rise to the termination right.

5.5                               Compensation upon Termination of Executive’s Employment by Reason of Executive’s Death or Total Disability.  In the event that Executive’s employment with the Company is terminated by reason of Executive’s death or Total Disability (as defined below), subject to the requirements of applicable law:

(a)                                Executive or Executive’s estate, as the case may be, shall be entitled to receive (i) the Accrued Benefits, (ii) any other benefits payable under the then current disability and/or death benefit plans, as applicable, in which Executive is a participant and (iii) continued health insurance coverage for Executive and/or Executive’s immediate family, as applicable, for a period of two (2) years following the date of termination of employment.  Executive or Executive’s estate shall also be entitled to receive, at the same time as is paid to other eligible participants in the bonus plan, following determination by the Compensation Committee (or the Board) of the Company’s performance under the applicable annual performance goals for the fiscal year , a pro rata annual bonus determined by multiplying the performance level achieved (relative to Executive’s Annual Target Bonus amount) by the fraction (x) the numerator of which is the number of days between the beginning of the then current fiscal year of the Company and the date of termination of employment and (y) the denominator of which is 365.  Executive or Executive’s estate shall also be entitled to any unpaid annual bonus earned for any completed fiscal year preceding the date of termination.

(b)                                All stock option awards held by Executive shall vest and become immediately exercisable and the restrictions with respect to any awards of Restricted Stock shall lapse, in each case to the extent such options would otherwise have become vested and exercisable (or such restrictions would have lapsed) had Executive remained in the employ of the Company for a period of two (2) years following the date of termination.  Such portion of Executive’s stock options (together with any portion of Executive’s stock options that have vested and become exercisable prior to the date of termination) shall remain exercisable for a period of ninety (90) days following the date of termination of employment (or, such later date as may be permitted by the relevant stock option or equity plan, or, if earlier, until the expiration of the respective terms of the options), whereupon all such options shall terminate.  Any remaining portion of Executive’s stock options that have not vested (or deemed to have vested) as of the date of termination shall terminate as of such date; and all shares of Restricted Stock as to which the restrictions shall not have lapsed as of the date of termination shall be forfeited as of such date.

(c)                                  All other rights of Executive (and, except as provided in Section 5.6 below, all obligations of the Company) hereunder or otherwise in connection with Executive’s employment with the Company shall terminate effective as of the date of such termination of employment and Executive shall not be entitled to any payments or benefits not specifically described in Section 5.5(a) through (d).

“Total Disability” shall mean any physical or mental disability that has prevented Executive from (a)(i) performing one or more of the essential functions of Executive’s position for a period of not less than ninety (90) days in any twelve (12) month period and (ii) which is expected to be of permanent or indeterminate duration but expected to last at least twelve (12) continuous months or result in death of the Executive as determined (y) by a physician selected by the Company or its insurer or (z) pursuant to the Company’s benefit programs; or (b) reporting to work for ninety (90) or more consecutive business days or unable to engage in any substantial activity.

5.6                               Survival.  In the event of any termination of Executive’s employment, Executive and the Company nevertheless shall continue to be bound by the terms and conditions set forth in Section 4.7 and Sections 5 through 10 below, which shall survive the expiration of the Term; provided, however, the indemnification obligations in Section 4.7 shall not survive expiration of the Term in the event of termination of Executive’s employment by the Company for Cause.

5.7                               Change in Control Best Payments Determination.  In the event the benefits described in Section 5.3(a) and (b) (the “Severance Benefits”) are payable to Executive in connection with a Change in Control and, if paid, would subject Executive to an excise tax under Section 4999 of the Code (the “Excise Tax”), then notwithstanding the provisions of Section 5.3(a) and (b), the Company shall reduce the Severance Benefits (the “Benefit Reduction”) under Section 5.3(a) and (b) by the amount necessary to result in the Executive not being subject to the Excise Tax if such reduction would result in the Executive’s “Net After Tax Amount” attributable to the Severance Benefits described in

Section 5.3(a) and (b) being greater than it would be if no Benefit Reduction was effected.  For this purpose “Net After Tax Amount” shall mean the net amount of Severance Benefits Executive is entitled to receive under this Agreement after giving effect to all federal, state and local taxes which would be applicable to such payments, including, but not limited to, the Excise Tax.  The determination of whether any such Benefit Reduction shall be affected shall be made by a nationally recognized public accounting firm selected by the Company prior to the occurrence of the Change in Control and such determination shall be binding on both Executive and the Company.  For the avoidance of doubt, in determining Executive’s potential exposure to the Excise Tax, the Company shall retain a nationally recognized public accounting firm (or other professionals agreed upon with Executive) to analyze and, if deemed appropriate by the accounting firm, value Executive’s restrictive covenants to determine the reasonable compensation Executive will receive for abiding by such restrictive covenants.

5.8                                 No Other Severance or Termination Benefits.  Except as expressly set forth herein, Executive shall not be entitled to damages or to any severance or other benefits upon termination of employment with the Company under any circumstances and for any or no reason, including, but not limited to any severance pay under any Company severance plan, policy or practice.

6.                                      Protection of Confidential Information.

Executive acknowledges that during the course of Executive’s employment with the Company, its subsidiaries, affiliates and strategic partners, Executive will be exposed to documents and other information regarding the confidential affairs of the Company, its subsidiaries, affiliates and strategic partners, including without limitation, information about their past, present and future financial condition, pricing strategy, prices, suppliers, cost information, business and marketing plans, the markets for their products, key personnel, past, present or future actual or threatened litigation, trade secrets and other intellectual property, current and prospective customer lists, operational methods, acquisition plans, prospects, plans for future development and other business affairs and information about the Company and its subsidiaries, affiliates and strategic partners not readily available to the public (the “Confidential Information”).  For the avoidance of doubt, no information shall be deemed “Confidential Information” to the extent: (i) Executive knew of such information prior to the Effective Date; or (ii) such information is or becomes generally known to the public or in the industry through no fault of Executive.  Executive further acknowledges that the services to be performed under this Agreement are of a special, unique, unusual, extraordinary and intellectual character.  In recognition of the foregoing, the Executive covenants and agrees as follows:

6.1                               No Disclosure or Use of Confidential Information.  At no time shall Executive ever divulge, disclose, or otherwise use any Confidential Information (other than as necessary to perform Executive’s duties under this Agreement and in furtherance of the Company’s best interests), unless and until such information is readily available in the public domain by reason other than Executive’s disclosure or use thereof in violation of the first clause of this Section 6.1.  Executive acknowledges that Company is the owner of, and that Executive has not rights to, any trade secrets, patents, copyrights, trademarks, know-how or similar rights of any type, including any modifications or improvements to any work or other property developed, created or worked on by Executive during the Term of this Agreement.

6.2                               Return of Company Property, Records and Files.  Upon the termination of Executive’s employment at any time and for any reason, or at any other time the Board may so direct, Executive shall promptly deliver to the Company’s offices in Harrisburg, Pennsylvania all of the property and equipment of the Company, its subsidiaries, affiliates and strategic partners (including any cell phones, pagers, credit cards, personal computers, etc.) and any and all documents, records, and files, including any notes, memoranda, customer lists, reports or any and all other documents, including any copies thereof, whether in hard copy form or on a computer disk or hard drive, which relate to the Company, its subsidiaries, affiliates, strategic partners, successors or assigns, and/or their respective past and present officers, directors, employees or consultants (collectively, the “Company Property, Records and Files”); it being expressly understood that, upon termination of Executive’s employment at any time and for any reason, Executive shall not be authorized to retain any of the Company Property, Records and Files, any copies thereof or excerpts therefrom.

7.                                      Noncompetition and Other Matters.

7.1                                Noncompetition.  During the Executive’s employment with the Company or one of its subsidiaries and during the twelve (12) month period following the termination of Executive’s employment (the “Restricted Period”), Executive will not directly, or indirectly knowingly cause any other person to, engage in Competition with the Company or any of its subsidiaries in the restricted area (the “Restricted Area”).  “Competition” shall mean engaging in any activity for a Competitor of the Company or any of its subsidiaries, whether as a principal, agent, partner, officer, director, employee, independent contractor, investor, consultant or stockholder (except as a less than five percent (5%) shareholder of a publicly traded company) or otherwise.  A “Competitor” shall mean any individual or entity that competes with one or more business units of the Company or its subsidiaries.  As of the Effective Date, it is understood that the Company’s business units include:  (1) pharmacy benefits management (“PBM”), including the administration of pharmacy benefits for businesses, government agencies or health plans; mail order pharmacy; specialty pharmacy and Medicare Part D services; (2) the sale of prescription drugs either at retail or over the internet; and (3) retail health care (“RediClinic”).  It is understood and agreed that PBM competitors include, but are not limited to, CVS Health, Express Scripts and Catamaran Corp., as well as health plans or insurers that provide PBM services that compete with the Company’s PBM business.  It is also understood and agreed that retail pharmacy competitors include any individual or entity that sells or has imminent plans to sell prescription drugs, including but not limited to, drugstore companies such as Walgreens Boots Alliance and CVS Health; mass merchants such as Wal-Mart Stores, Inc. and Target Corp.; and food/drug combinations such as Kroger Co., Albertsons LLC and Ahold USA.  It is understood and agreed that RediClinic competitors shall include, but not be limited to, Walgreen’s Take Care Clinics, CVS Health’s Minute Clinics and The Little Clinic.  During

Executive’s employment by the Company or one of its subsidiaries and during the Restricted Period, Executive will not directly, or indirectly knowingly cause any other person to, engage in any activity that involves providing audit review or other consulting or advisory services with respect to any relationship between the Company and any third party.  The Restricted Area refers to those states within the United States in which the Company, including its subsidiaries, conducts its business, including the District of Columbia and Puerto Rico.

7.2          Noninterference.  During the Restricted Period, Executive shall not, directly or indirectly, solicit, induce, or attempt to solicit or induce any officer, director, employee, agent or consultant of the Company or any of its subsidiaries, affiliates, strategic partners, successors or assigns to terminate his, her or its employment or other relationship with the Company or its subsidiaries, affiliates, strategic partners, successors or assigns for the purpose of associating with any competitor of the Company or its subsidiaries, affiliates, strategic partners, successors or assigns, or otherwise encourage any such person or entity to leave or sever his, her or its employment or other relationship with the Company or its subsidiaries, affiliates, strategic partners, successors or assigns for any other reason.

7.3          Nonsolicitation.  During the Restricted Period, Executive shall not, directly or indirectly, solicit, induce, or attempt to solicit or induce any customers, clients, vendors, suppliers or consultants then under contract to the Company or its subsidiaries, affiliates, strategic partners, successors or assigns, to terminate, limit or otherwise modify his, her or its relationship with the Company or its subsidiaries, affiliates, strategic partners, successors or assigns, for the purpose of associating with any competitor of the Company or its subsidiaries, affiliates, strategic partners, successors or assigns, or otherwise encourage such customers, clients, vendors, suppliers or consultants then under contract to terminate his, her or its relationship with the Company or its subsidiaries, affiliates, strategic partners, successors or assigns for any reason.  During the Restricted Period, Executive shall not hire, either directly or through any employee, agent or representative, any field and corporate management employee of the Company or any subsidiary or any such person who was employed by the Company or any subsidiary within 180 days of such hiring.

8.                                    Rights and Remedies upon Breach.

If Executive breaches, or threatens to commit a breach of, any of the provisions of Sections 6 or 7 above (the “Restrictive Covenants”), the Company and its subsidiaries, affiliates, strategic partners, successors or assigns shall have the following rights and remedies, each of which shall be independent of the others and severally enforceable, and each of which shall be in addition to, and not in lieu of, any other rights or remedies available to the Company or its subsidiaries, affiliates, strategic partners, successors or assigns at law or in equity.

8.1          Specific Performance.  The right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction by injunctive decree or otherwise, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company or its subsidiaries, affiliates, strategic partners, successors or assigns and that money damages would not provide an adequate remedy to the Company or its subsidiaries, affiliates, strategic partners, successors or assigns.

8.2          Accounting.  The right and remedy to require Executive to account for and pay over to the Company or its subsidiaries, affiliates, strategic partners, successors or assigns, as the case may be, all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive as a result of any transaction or activity constituting a breach of any of the Restrictive Covenants.

8.3          Severability of Covenants.  Executive acknowledges and agrees that the Restrictive Covenants are reasonable and valid in geographic and temporal scope and in all other respects.  If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full force and effect without regard to the invalid portions.

8.4          Modification by the Court.  If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or scope of such provision, such court shall have the power (and is hereby instructed by the parties) to modify or reduce the duration or scope of such provision, as the case may be (it being the intent of the parties that any such modification or reduction be limited to the minimum extent necessary to render such provision enforceable), and, in its modified or reduced form, such provision shall then be enforceable.

8.5          Enforceability in Jurisdictions.  Executive intends to and hereby confers jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographic scope of such covenants.  If the courts of any one or more of such jurisdictions hold the Restrictive Covenants unenforceable by reason of the breadth of such scope or otherwise, it is the intention of Executive that such determination not bar or in any way affect the right of the Company or its subsidiaries, affiliates, strategic partners, successors or assigns to the relief provided herein in the courts of any other jurisdiction within the geographic scope of such covenants, as to breaches of such covenants in such other respective jurisdictions, such covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

8.6          Extension of Restriction in the Event of Breach.  In the event that Executive breaches any of the provisions set forth in this Section 8, the length of time of the Restricted Period shall be extended for a period of time equal to the period of time during which Executive is in breach of such provision.

9.             No Violation of Third-Party Rights.  Executive represents, warrants and covenants that Executive:

(i)            will not, in the course of employment, infringe upon or violate any proprietary rights of any third party (including, without limitation, any third party confidential relationships, patents, copyrights, mask works, trade secrets, or other proprietary rights);

(ii)           is not a party to any conflicting agreements with third parties, which will prevent Executive from fulfilling the terms of employment and the obligations of this Agreement;

(iii)          does not have in Executive’s possession any confidential or proprietary information or documents belonging to others and will not disclose to the Company, use, or induce the Company to use, any confidential or proprietary information or documents of others; and

(iv)          agrees to respect any and all valid obligations which Executive may now have to prior employers or to others relating to confidential information, inventions, discoveries or other intellectual property which are the property of those prior employers or others, as the case may be.

Executive agrees to indemnify and save harmless the Company from any loss, claim, damage, cost or expense of any kind (including without limitation, reasonable attorney fees) to which the Company may be subjected by virtue of a breach by Executive of the foregoing representations, warranties, and covenants.

10.          Arbitration.

Except as necessary for the Company and its subsidiaries, affiliates, strategic partners, successors or assigns or Executive to specifically enforce or enjoin a breach of this Agreement (to the extent such remedies are otherwise available), the parties agree that any and all disputes that may arise in connection with, arising out of or relating to this Agreement, or any dispute that relates in any way, in whole or in part, to Executive’s employment with the Company or any subsidiary, affiliate or strategic partner, the termination of that employment or any other dispute by and between the parties or their subsidiaries, affiliates, strategic partners, successors or assigns, shall be submitted to final and binding arbitration in the Commonwealth of Pennsylvania according to the National Employment Dispute Resolution Rules and procedures of the American Arbitration Association at the time in effect.  This arbitration obligation extends to any and all claims that may arise by and between the parties or their subsidiaries, affiliates, strategic partners, successors or assigns, and expressly extends to, without limitation, claims or causes of action for wrongful termination, impairment of ability to compete in the open labor market, breach of an express or implied contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, fraud, misrepresentation, defamation, slander, infliction of emotional distress, disability, loss of future earnings, and claims under the Pennsylvania Constitution, the United States Constitution, and applicable state and federal fair employment laws, federal and state equal employment opportunity laws, and federal and state labor statutes and regulations, including, but not limited to, the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, as amended, the Americans With Disabilities Act of 1990, as amended, the Rehabilitation Act of 1973, as amended, the

Employee Retirement Income Security Act of 1974, as amended, the Age Discrimination in Employment Act of 1967, as amended, and any other state or federal law.  Executive understands that by entering into this Agreement, Executive is waiving Executive’s rights to have a court determine Executive’s rights, including under federal, state or local statutes prohibiting employment discrimination, including sexual harassment and discrimination on the basis of age, race, color, religion, national origin, disability, veteran status or any other factor prohibited by governing law.  Executive further understands that there is no intent herein to interfere with the Equal Employment Opportunity Commission’s right to enforce the laws it oversees or your right to file an administrative charge of employment discrimination or a similar state or local administrative agency.

11.          Assignment.

Neither this Agreement, nor any of Executive’s rights or obligations hereunder, may be assigned or otherwise subject to hypothecation by Executive. Subject to the other terms of this Agreement, the Company may assign its rights and obligations hereunder, and hereby consents to any such assignment, in whole or in part, (i) to any of the Company’s subsidiaries, affiliates, or parent corporations; or (ii) to any other successor or assign in connection with the sale of all or substantially all of the Company’s assets or stock or in connection with any merger, acquisition and/or reorganization involving the Company.

12.          Notices.

All notices and other communications under this Agreement shall be in writing and shall be given by fax or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three (3) days after mailing or twenty-four (24) hours after transmission of a fax to the respective persons named below:

If to the Company:	Rite Aid Corporation
30 Hunter Lane
Camp Hill, Pennsylvania 17011
Attention: General Counsel
Fax: (717) 760-7867

If to Executive:	Kermit Crawford, at Executive’s last address shown on the payroll records of the Company.

Any party may change such party’s address for notices by notice duly given pursuant hereto.

13.          General.

13.1        No Offset or Mitigation.  The Company’s obligation to make the payments provided for in, and otherwise to perform its obligations under this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Executive or others whether in respect of claims made under this Agreement or otherwise.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts, benefits and other compensation payable or otherwise provided to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced, regardless of whether the Executive obtains other employment.

13.2        Governing Law.  This Agreement is executed in Pennsylvania and shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to conflicts of laws principles thereof which might refer such interpretations to the laws of a different state or jurisdiction.  Any court action instituted by Executive relating in any way to this Agreement shall be filed exclusively in state or federal court in the Commonwealth of Pennsylvania and Executive consents to the jurisdiction and venue of said courts in any action instituted by or on behalf of the Company against Executive.

13.3       Entire Agreement.  This Agreement sets forth the entire understanding of the parties relating to Executive’s employment with the Company and cancels and supersedes all agreements, arrangements and understandings relating thereto made prior to the date hereof, written or oral, between the Executive and the Company and/or any subsidiary or affiliate.

13.4       Amendments: Waivers.  This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms or covenants hereof may be waived, only by a written instrument executed by the parties, or in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same.  No waiver by any party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

13.5        Conflict with Other Agreements.  Executive represents and warrants that neither Executive’s execution of this Agreement nor the full and complete performance of Executive’s obligations hereunder will violate or conflict in any respect with any written or oral agreement or understanding with any person or entity.

13.6       Successors and Assigns.  This Agreement shall inure to the benefit of and shall be binding upon the Company (and its successors and assigns) and Executive and Executive’s heirs, executors and personal representatives.

13.7       Withholding.  Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

13.8       Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.  If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

13.9        No Assignment.  The rights and benefits of the Executive under this Agreement may not be anticipated, assigned, alienated or subject to attachment, garnishment, levy, execution or other legal or equitable process except as required by law.  Any attempt by the Executive to anticipate, alienate, assign, sell, transfer, pledge, encumber or charge the same shall be void.  Payments hereunder shall not be considered assets of the Executive in the event of insolvency or bankruptcy.

13.10     Survival.  This Agreement shall survive the termination of Executive’s employment and the expiration of the Term to the extent necessary to give effect to its provisions.

13.11     Captions.  The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

13.12     Counterparts.  This Agreement may be executed by the parties hereto in separate counterparts; each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument.

14.          Compliance with Code Section 409A.

(a)           Payment of Benefits:  To the extent necessary to avoid adverse tax consequences, and except as described below, any payment to which Executive becomes entitled under the Agreement, or any arrangement or plan referenced in this Agreement, that constitutes “deferred compensation” under section 409A of the Code (“409A”), and is (a) payable upon Executive’s termination; (b) at a time when the Executive is a “specified employee” as defined by 409A shall not be made until the first payroll date after the earliest of:  (1) the expiration of the six (6) month period (the “Deferral Period”) measured from the date of Executive’s “separation from service” within the meaning of such term under 409A; or (2) the date of Executive’s death.

On the first payroll date after the expiration of the Deferral Period, all payments that would have been made during the Deferral Period (whether in a single lump sum or in installments) shall be paid as a single lump sum to Executive or, if applicable, Executive’s beneficiary.  This section shall not apply to any payment which meets the short term deferral exception to 409A or constitutes “separation pay” as described in Treasury Regulation Section 409A-1(b)(9) (in general, payments (i) that are made on an involuntary separation from service which (ii) do not exceed the lesser of two (2) times (x) the Executive’s annualized compensation for the taxable year preceding the year in which the separation from service occurs or (y) the Code Section 401(a)(17) limit on compensation for the year in which separation from service occurs and (iii) are paid in total by the end of the second calendar year following the calendar year in which the separation from service occurs).

The Company shall pay to Executive the Accrued Benefits, within ten (10) days after the Date of Termination.  Notwithstanding the foregoing, if the Executive is a “specified employee”, as defined by 409A, and payment of the Accrued Benefits is required to be delayed under 409A, the Company shall pay to Executive the Accrued Benefits on the first payroll date after the six (6) month anniversary of the Date of Termination.

For purposes of 409A, each payment and each installment described in this Agreement shall be considered a separate payment from each other payment or installment and to the extent required by 409A, a payment due upon termination of employment will only be paid upon Executive’s separation from service within the meaning of such term under 409A.

(b)           Reimbursements:  To the extent required by 409A, with regard to any provision that provides for the reimbursement of costs and expenses, or for the provision of in-kind benefits:  (i) the right to such reimbursement or in-kind benefit shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses or in-kind benefits available or paid in one (1) year shall not affect the amount available or paid in any subsequent year; and (iii) such payments shall be made on or before the last day of the Executive’s taxable year in which the expense occurred.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, Executive and the Company have executed this Agreement as of the date first written above.

RITE AID CORPORATION

/s/ James J. Comitale
By	James J. Comitale
Its:	Senior Vice President & General Counsel

EXECUTIVE

/s/ Kermit Crawford
Kermit Crawford